Exhibit (p)
ROBINHOOD VENTURES FUND II
Seed Capital Purchase Agreement
This Seed Capital Purchase Agreement (the “Agreement”) is made this          , 2026 by and between Robinhood Ventures Fund II, a Delaware statutory trust (the “Company”), and Robinhood Markets, Inc. (the “Purchaser”).
WITNESSETH:
WHEREAS, the Purchaser wishes to subscribe for and purchase, and the Company wishes to sell to the Purchaser               common shares for a purchase price of $               per share.
NOW THEREFORE, IT IS AGREED:
1.The Purchaser subscribes for and agrees to purchase from the Company          common shares at a purchase price of $          per share. Purchaser agrees to make payment for these shares at such time as demand for payment may be made by an officer of the Company.
2.The Company agrees to issue and sell said shares to Purchaser promptly upon its receipt of the purchase price.
3.To induce the Company to accept its purchase and issue the shares subscribed for, the Purchaser represents that it is informed as follows:
(a)That the shares being subscribed for have not been and will not be registered under the Securities Act of l933, as amended (“Securities Act”);
(b)That the shares will be sold by the Company in reliance on an exemption from the registration requirements of the Securities Act;
(c)That the Company’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Agreement;
(d)That when issued, the shares will be “restricted securities” as defined in paragraph (a)(3) of Rule l44 of the General Rules and Regulations under the Securities Act (“Rule l44”) and cannot be sold or transferred by Purchaser unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and
(e)That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Purchaser for resale of the shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule l44.

The Purchaser understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put it on notice as to restrictions on the transferability of the shares.
4.To further induce the Company to accept its purchase and issue the shares subscribed for, the Purchaser:
(a)Represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof, other than potentially as a secondary seller alongside the Company in connection with the Company’s anticipated initial public offering; and
(b)Agrees that any certificates representing the shares subscribed for may bear a legend substantially in the following form:
The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of l933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.
5.This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.
6.The Company’s Certificate of Trust is on file with the Secretary of the State of Delaware. This Agreement is executed on behalf of the Company by the undersigned officer in their capacity as an officer of the Company and not individually, and the obligations imposed upon the Company by this Agreement are not binding upon the trustees of the Company or any of the Company’s officers or shareholders individually, but are binding only upon the assets and property of the Company.
[Signature page follows.]

IN WITNESS WHEREOF, this Seed Capital Purchase Agreement has been executed by the parties hereto as of the date first above written.

ROBINHOOD VENTURES FUND II

By:
Name:
Title:

ROBINHOOD MARKETS, INC.

By:
Name:
Title:
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